CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2012 (March 27, 2013 as to the effects of the restatement discussed in Note 17), relating to the financial statements and financial statement schedule of Sentio Healthcare Properties, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2011 and 2010 consolidated financial statements to correct certain misstatements), appearing in the Annual Report on Form 10-K of Sentio Healthcare Properties, Inc. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

June 19, 2013